r77q1e.txt



PIMCO Variable Insurance Trust

Approval of the Amended and Restated Investment Advisory Contract and Supervision and Administration Agreement for the PIMCO Global Multi-Asset Managed Volatility Portfolio and PIMCO Global Diversified Allocation Portfolio

On November 8, 2011, the Board of Trustees (the "Board") of PIMCO Variable Insurance Trust (the "Trust"), including all of the independent Trustees
(the "Independent Trustees"), approved the Trust's Amended and Restated Investment Advisory Contract (the "Investment Advisory Contract") and the Supervision and Administration Agreement (the "Supervision and
Administration Agreement" and together with the Investment Advisory Contract, the "Agreements") with Pacific Investment Management Company LLC ("PIMCO") on behalf of the PIMCO Global Multi-Asset Managed Volatility Portfolio, a new series of the Trust, for an initial two-year term.

On February 28, 2012, the Board of the Trust, including all of the Independent Trustees, approved the Agreements with PIMCO on behalf of the PIMCO Global Diversified Allocation Portfolio, a new series of the Trust (together with the PIMCO Global Multi-Asset Managed Volatility Portfolio, the "New Portfolios"), for an initial two-year term.

The information, material factors and conclusions that formed the basis for the Board's approvals are described below.

1. Information Received

(a) Materials Reviewed: The Trustees received a wide variety of materials relating to the services to be provided by PIMCO. The Board reviewed information relating to proposed portfolio operations, including the New Portfolios' compliance program, shareholder services, valuation, custody, distribution, and other information relating to the nature, extent and quality of services proposed to be provided by PIMCO to the Trust. In considering whether to approve the Agreements, the Board also reviewed materials provided by PIMCO, which included, among other things, comparative industry data with regard to expense ratios of portfolios with investment objectives and policies similar to those of the New Portfolios. The Board also reviewed material provided by counsel to the Trust and the Independent Trustees, which included, among other things, memoranda outlining legal duties of the Board. The Board also reviewed information about the personnel who would be providing investment management and administrative services to the New Portfolios.

(b) Review Process: In connection with the approval of the Agreements, the Board reviewed written materials prepared by PIMCO, which included, among other things, comparative fee data for portfolios in the appropriate Lipper, Inc. ("Lipper") peer group. Lipper is an independent provider of investment company performance and fee and expense data. The Board also requested and received assistance and advice regarding applicable legal standards from Trust counsel. The Board also heard oral presentations on matters related to the Agreements. The approval determinations were made on the basis of each Trustee's business judgment after consideration of all the information presented. Individual Trustees may have given different weights to certain factors and assigned various degrees of materiality to information received in connection with the approval process. In deciding to approve the Agreements, the Board did not identify any single factor or particular information that, in isolation, was controlling. This summary describes the most important, but not all, of the factors considered by the Board.




2. Nature, Extent and Quality of Services

(a) PIMCO, its Personnel, and Resources: The Board considered the depth and quality of PIMCO's investment management process, including: its global research capabilities; the experience, capability and integrity of its senior management and other personnel; the low turnover rates of its key personnel; the overall financial strength and stability of its organization; and the ability of its organizational structure to address the recent growth in assets under management. The Board also considered that PIMCO makes available to its investment professionals a variety of resources and systems relating to investment management, compliance, trading, performance and portfolio accounting. The Board noted PIMCO's commitment to investing in information technology supporting investment management and compliance, as well as PIMCO's continuing efforts to attract and retain qualified personnel and to maintain and enhance its resources and systems.

Ultimately, the Board concluded that the nature, extent and quality of services proposed to be provided by PIMCO under the Agreements are likely to benefit the New Portfolios and their shareholders.

(b) Other Services: The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Trust and its shareholders; and its attention to matters that may involve conflicts of interest with the Trust.
The Board also considered the nature, extent, quality and cost of supervisory and administrative services to be provided by PIMCO to the other series of the Trust under the Agreements.

The Board considered the terms of the Trust's Supervision and Administration Agreement, under which the Trust pays for the supervisory and administrative services it requires under what is essentially an all-in fee structure
(the "unified fee"). In return, PIMCO will provide or procure supervisory and administrative services and bears the costs of various third party services required by the New Portfolios, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board considered PIMCO's provision of these services to other series of the Trust and its supervision of the Trust's third party service providers to assure that these service providers provide a high level of service relative to alternatives in the market. Ultimately, the Board concluded that the nature, extent and quality of the services to be provided by PIMCO would likely benefit the New Portfolios and their shareholders.

3. Investment Performance

As the New Portfolios had not yet commenced operations at the time the Agreements were considered, the Trustees did not receive or consider investment performance information.

4. Advisory Fees, Supervisory and Administrative Fees and Total Expenses

The Board considered that PIMCO strives to price portfolios with total expense ratios at or below the respective Lipper median, while providing premium investment offerings. PIMCO reported to the Board that, in proposing fees for the New Portfolios, it considered a number of factors, including the type and complexity of the services to be provided, the cost of providing services, the risk assumed by PIMCO in the provision of services, the impact on potential returns from different levels of fees, the competitive marketplace for financial products, and the attractiveness of potential returns to potential investors.

The Board reviewed the proposed advisory fees, supervisory and administrative fees and estimated total expenses of each New Portfolio (each as a percentage of average net assets) and compared such amounts with the average and median fees and expenses of other similar portfolios. With respect to advisory fees, the Board reviewed data from Lipper that compared the average and median advisory fees of other portfolios in a "Peer Group Expense Comparison" of comparable portfolios, as well as the universe of other similar portfolios. The Board compared the New Portfolios' total expenses to other portfolios in the Peer Group Expense Comparisons provided by Lipper and found the New Portfolios' total expenses to be reasonable.

At the time the Board considered the Agreements, PIMCO managed a separate account with a similar investment strategy to that of the PIMCO Global Multi-Asset Managed Volatility Portfolio. The Board considered the New Portfolio's advisory fee in comparison to the advisory fee charged to the separate account and also considered the differences in services provided to the Portfolio, the manner in which similar portfolios may be managed, the different requirements with respect to liquidity management and the implementation of regulatory requirements and the fact that separate accounts may have other contractual arrangements that justify different levels of fees. At the time the Board considered the Agreements, PIMCO did not manage any separate accounts with similar investment strategies to the PIMCO Global Diversified Allocation Portfolio; therefore, the Board did not consider the fees charged by PIMCO to comparable separate accounts.

The Board also considered the Trust's unified fee structure, under which the Trust pays for the supervisory and administrative services it requires for one set fee, and in return, PIMCO will provide or procure supervisory and administrative services and bear the costs of various third party services required by the New Portfolios, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board noted that the unified supervisory and administrative fee creates portfolio fees that are fixed, rather than variable. The Board concluded that the New Portfolios' proposed supervisory and administrative fee is reasonable in relation to the value of the services to be provided, including the services provided to different classes of shareholders, and that the expenses assumed contractually by PIMCO under the Supervision and Administration Agreement represent, in effect, a cap on portfolio fees that would be beneficial to the New Portfolios and their shareholders. The Board further noted that, although the unified fee structure does not have break points, it implicitly reflects economies of scale by fixing the absolute level of Portfolio fees at competitive levels, in effect, setting the fees as if each New Portfolio was already at scale.

The Board also noted that PIMCO had contractually agreed to reduce total annual portfolio operating expenses for each class of each New Portfolio by waiving a portion of its supervisory and administrative fee, or reimbursing the New Portfolio, to the extent that any organizational expenses and the pro rata share of the Trust's Trustees' fees attributable to a class of a New Portfolio exceeds 0.49 basis points in any year.

Based on the information presented by PIMCO and Lipper, members of the Board then determined, in the exercise of their business judgment, that the level of the advisory fees and supervisory and administrative fees to be charged by PIMCO, as well as the estimated total expenses of the New Portfolios, are reasonable and approval of the Agreements would likely benefit the New Portfolios and their shareholders.

5. Adviser Costs, Level of Profits and Economies of Scale

As the New Portfolios are newly organized, information regarding PIMCO's costs in providing services to the New Portfolios and the profitability of PIMCO's relationship with the New Portfolios was not available.

With respect to potential economies of scale, the Board found that because the unified fee protects shareholders against unanticipated increases in expense ratios due to redemptions, declines in asset values, or increases in the costs of services provided or procured by PIMCO, economies of scale are implicitly recognized in the level of the unified fee (which, together with the advisory fee, serves as a proxy for each New Portfolio's overall expense ratio).

The Board concluded that the New Portfolios' proposed cost structure was reasonable and that the unified fee structure inherently involves the sharing of economies of scale between PIMCO and the New Portfolios, to the benefit of the New Portfolios' shareholders.

6. Ancillary Benefits

The Board considered other benefits received by PIMCO and its affiliates as a result of PIMCO's relationship with the Trust, including possible ancillary benefits to PIMCO's institutional investment management business due to the reputation and market penetration of the Trust. The Board also considered that affiliates of PIMCO will provide distribution and shareholder services to the New Portfolios and their shareholders, for which they may be compensated under the unified fee, or through distribution fees paid pursuant to the New Portfolios' Rule 12b-1 plans. The Board reviewed PIMCO's soft dollar policies and procedures, noting that while PIMCO has the authority to receive the benefit of research provided by broker-dealers executing portfolio transactions on behalf of the New Portfolios, it has adopted a policy not to enter into contractual soft dollar arrangements.

7. Conclusions

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the Agreements were fair and reasonable to the New Portfolios and their shareholders, that the New Portfolios' shareholders would likely receive reasonable value in return for the advisory fees and other amounts paid to PIMCO by the New Portfolios, and that the approval of the Agreements was in the best interests of the New Portfolios and their shareholders.

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




SUPPLEMENT TO
AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

PIMCO Variable Insurance Trust
840 Newport Center Drive
Newport Beach, California 92660

February 28, 2012

Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE:	PIMCO Global Diversified Allocation Portfolio (the "Portfolio")

Dear Sirs:

This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company LLC (the "Adviser") as follows:

1.	This Trust is an open-end investment company organized as a
Delaware statutory trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio.
The Portfolio is a separate investment portfolio of the Trust.

2.	The Trust and the Adviser have entered into an Amended and
Restated Investment Advisory Contract ("Contract") dated February 23, 2009 pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Contract, and the Adviser has accepted such employment. As provided in the Contract, the parties may amend the Contract to add additional series of the Trust, under the same terms and conditions as set forth in the Contract, and at fee rates set forth in Exhibit A to the Contract, as may be amended from time to time.

3.	The Trust and the Adviser hereby agree to amend the Contract as of the date hereof to add the Portfolio to Exhibit A and make certain other changes to Exhibit A. The current Exhibit A is replaced with the new Exhibit A attached hereto.

4.	This Supplement and the Contract shall become effective with respect to the Portfolio on February 29, 2012 and shall continue in effect with respect to the Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by a vote of a majority of the Trust's entire Board of Trustees, on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,


					PIMCO VARIABLE INSURANCE TRUST

					By: /s/	Peter G. Strelow
					Title: 	Vice President

ACCEPTED:
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By: /s/	Brent R. Harris
Title:  Managing Director

PIMCO FUNDS, on behalf of its series PIMCO Funds: Private Account Portfolio Series - PIMCO Short-Term Floating NAV Portfolio and PIMCO Funds:
Private Account Portfolio Series - PIMCO Short-Term Floating NAV
Portfolio III


By: /s/	Peter G. Strelow
Title:	Vice President

Investment Advisory Contract
EXHIBIT A
(as of February 28, 2012)

PIMCO Variable Insurance Trust


							Investment
							Advisory
Portfolio	  					Fee#
-----------------------------				----------
All Asset Portfolio					0.175%
All Asset All Authority Portfolio			0.20%
CommodityRealReturn Strategy Portfolio			0.49%
Diversified Income Portfolio				0.45%
Emerging Markets Bond Portfolio				0.45%
Foreign Bond Portfolio (Unhedged)			0.25%
Foreign Bond Portfolio (U.S. Dollar-Hedged)		0.25%
Global Advantage Strategy Bond Portfolio		0.40%
Global Bond Portfolio (Unhedged)			0.25%
Global Diversified Allocation Portfolio			0.45%
Global Multi-Asset Managed Volatility Portfolio		1.00%
Global Multi-Asset Portfolio				0.90%
High Yield Portfolio					0.25%
Long-Term U.S. Government Portfolio			0.225%
Low Duration Portfolio					0.25%
Money Market Portfolio					0.12%
Real Return Portfolio					0.25%
Short-Term Portfolio					0.25%
Total Return Portfolio					0.25%
Unconstrained Bond Portfolio				0.60%

# 	Each Portfolio may invest in shares of PIMCO Funds: Private Account
	Portfolio Series - PIMCO Short-Term Floating NAV Portfolio and
	PIMCO Funds: Private Account Portfolio Series - PIMCO Short-Term Floating NAV Portfolio III (each a "PAPS Short-Term Floating NAV Portfolio" and together, the "PAPS Short-Term Floating NAV Portfolios"), each series of PIMCO Funds. The PAPS Short-Term Floating NAV Portfolios are offered only to series of the Trust (each an "Investing Fund") or other series of registered investment companies for which PIMCO serves as investment adviser. The PAPS Short-Term Floating NAV Portfolios do not pay an investment advisory fee to PIMCO. By investing in a PAPS Short-Term Floating NAV Portfolio, each Investing Fund agrees that 0.005% of the fee that each Investing Fund is currently obligated to pay PIMCO as indicated on this Exhibit A, will be designated as compensation for the investment advisory services PIMCO provides to that PAPS Short-Term Floating NAV Portfolio under its investment advisory contract with PIMCO.